Exhibit 10.12

LEASE AGREEMENT

Between

McMASTER UNIVERSITY

(the “Landlord”)

—and—

FUSION PHARMACEUTICALS INC.

A body corporate incorporated under the laws of the Province of Ontario

(the “Tenant”)

270 Longwood Road South, Hamilton

TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS	4
ARTICLE 2 - TERM AND USE	6
ARTICLE 3 - RENT	9
ARTICLE 4 - MAINTENANCE, REPAIRS AND ALTERATIONS	11
ARTICLE 5 - LANDLORD’S WORK. TENANT’S WORK AND FIXTURING PERIOD	14
ARTICLE 6 - ENTRY BY LANDLORD	16
ARTICLE 7 - INSURANCE AND INDEMNITY	17
ARTICLE 8 - ASSIGNMENT AND TENANT’S SECURITY	20
ARTICLE 9 - DAMAGE, DESTRUCTION AND EXPROPRIATION	21
ARTICLE 10 -DEFAULT	23
ARTICLE 11 - STATUS STATEMENT, ATTORNMENT AND SUBORDINATION	25
ARTICLE 12 - GENERAL PROVISIONS	25
SCHEDULE “A” - DESCRIPTION OF THE BUILDING. THE LANDS & THE PREMISES	29
SCHEDULE “A-1” - SKETCH OF PREMISES	30
SCHEDULE “B” - DESCRIPTION OF COMMON AREAS	31
SCHEDULE “C” – PARKING	32
SCHEDULE “D” – LANDLORD’S WORK	33
SCHEDULE “E” - TENANT’S WORK	34
SCHEDULE “F” - JANITORIAL SERVICES	35

LEASE AGREEMENT

Part of 270 Longwood Road South, Hamilton

Pursuant to the Short Form of Leases Act, THIS LEASE AGREEMENT is dated this 1st day of August 2018

BETWEEN:

McMASTER UNIVERSITY

(hereinafter called the “Landlord’’)

OF THE FIRST PART,

- AND-

FUSION PHARMACEUTICALS INC.,

(hereinafter called the “Tenant”)

OF THE SECOND PART

WHEREAS The Gore District Land Trustee Corporation (“Gore”) is the registered owner of the lands upon which the McMaster Innovation Park (“M1P”) is situated within the City of Hamilton (the “MIP Lands”);

AND WHEREAS Gore and The First Longwood Innovation Trust (“FLIT”) have entered into a headlease with respect to that portion of the MIP Lands located to the west of Longwood Road South (the “Lands ‘) dated January 1, 2011 for a term of 49 years and six months (the “Headlease”);

AND WHEREAS FLIT has entered into a sublease dated October 1, 2016 with First Longwood Warehouse Redevelopment GP Corporation (“FLWR”) for all of the building located at 200-270 Longwood Road South (the “Building”) on the MIP Lands and a leasehold parcel described on Schedule “A” attached hereto;

AND WHEREAS FLWR has entered into a sublease with the Landlord dated June 29, 2016 for certain premises in the Building as set out herein (the “Landlord Premises”);

AND WHEREAS the Landlord desires to lease and licence approximately 5,415 net assignable square feet of the Landlord Premises to the Tenant and the Tenant wishes to lease and license that portion of the Landlord Premises from the Landlord;

AND WHEREAS the Landlord and the Tenant wish to set out the terms and conditions under which the Landlord will make available certain space in the Building as described herein;

AND WHEREAS the Tenant intends on using the herein demised Premises under conditions typical for work involving pharmaceutical and radiopharmaceutical substances for the purpose of discovering, developing, manufacturing, storing, distributing for the purposes of commercialization and future sale pharmaceutical products that may contain radioactive isotopes (radiopharmaceuticals) and other chemical or biological substances. This includes all associated office and laboratory functions typical of leading pharmaceutical companies, which may include work with biohazards (cells, bacteria, etc.) as preclinical models needed to develop new products and receive regulatory approvals, and ancillary administrative offices.

NOW THEREFORE this lease and licence witnesses that in consideration of the mutual covenants and agreements herein contained and subject to terms and conditions set forth herein, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

1.1	Definitions.

In this Lease and in the schedules attached to this Lease:

(a)

“Additional Rent” means all sums of money required to be paid by the Tenant under this Lease (except Gross Rent) and which includes, if applicable: the Tenant’s Proportionate Share of the costs to maintain; costs incurred by the Landlord to remedy any default of the Tenant; costs associated with extra operating maintenance and administration of access controls, manned security desk and camera system monitoring and maintenance as required by Tenant (except beyond basic key/lock access); special Janitorial Services as requested and approved by the Tenant; and all Taxes.

(b)	“Alterations” means all repairs, replacements, alterations or additions to the Premises by or on behalf of the Tenant; and “Alter” shall have a corresponding meaning.

(c)	“Architect” means any licensed Ontario architect from time to time named by the Landlord.

(d)

“Assignment” means an assignment of this Lease or a sublease of any part of the Premises; any transaction whereby the rights of the Tenant are transferred or by which any right of use of any part of the Premises is conferred upon anyone; any encumbrance of this Lease or other arrangement under which either this Lease or the Premises become security for any obligations; and includes any transaction or occurrence whatsoever (including expropriation, receivership proceedings, seizure by legal process and transfer by operation of law), which has changed the identity of the Person having lawful use of any part of the Premises, including the Tenant.

(e)	“Assignee” means the Person to whom an Assignment is or is to be made.

(f)	“Building” means the existing building located on the Lands as may be renovated and improved from time to time and municipally known as 200-270 Longwood Road South, Hamilton, Ontario.

(g)	“Commencement Date” means the date on which the Term commences as determined pursuant to Section 2.2.

(h)

“Common Areas” means those portions of the Building or Premises owned or controlled by the Landlord and not exclusively leased to other users, tenants or occupants of the Building, and which the Tenant and its Users are entitled to use under this Lease, as more specifically described in Schedule “B” attached hereto.

(i)	“Contaminant” means Contaminant as defined in the Environmental Protection Act.

(j)	“FLIT” means The First Longwood Innovation Trust.

(k)	“FLWR” means the First Longwood Warehouse Redevelopment GP Corporation as general partner for the First Longwood Warehouse Redevelopment LP.

(l)

“Gross Rent” means the annual gross rent payable by the Tenant under Section 3.2 and which includes all costs of utilities, basic Janitorial Services, and insurance of the Landlord relating to the Premises and the Tenant’s proportionate share of Common Areas, save and except as expressly excluded therefrom under this sublease.

(m)	“Including” and “Includes” howsoever written means, where the context permits, “including, without limitation” and “includes, without limitation”, respectively.

(n)

“Janitorial Services” means those services for janitorial and custodial purposes for the Building by a qualified Person, retained by the Landlord and approved by Tenant acting reasonably, and more fully set out in and governed by Schedule “F”.

(o)	“Landlord’s Work” means the work to the Building and Premises by the Landlord as stated under Schedule “D”.

(p)

“Lands” means the lands situated in the City of Hamilton, in the Province of Ontario, as more particularly described in Schedule “A”, and includes the Building and the leasehold parcel established thereover.

(q)

“Leasehold Improvements” means leasehold improvements in the Premises determined according to common law including, without limitation, all fixtures, improvements, installations, alterations and additions from time to time made, erected or installed in the Building or on the Lands by or on behalf of the Tenant, but in all cases excepting Trade Fixtures but including Tenant’s Work and Landlord’s Work.

(r)

“Material Deficiency” means, with respect to and in accordance with the construction contracts in relation to the Landlord’s Work, any deficiency following Substantial Performance of the contract for Landlord’s Work that prevents the Tenant from proceeding with its core manufacturing and distribution operations hereunder, and whether or not a municipal occupancy permit is issued.

(s)

“MIP Lands” means all the lands and premises of FLIT or Gore, contiguous or otherwise, that collectively create the McMaster Innovation Park in Hamilton, Ontario, as such lands may be defined, known, acquired, diminished or used from time to time.

(t)

“Mortgage” means any charge, debenture, mortgage or other security, whether registered on title to the Lands or not, in respect of any debt of the Landlord, Gore or any tenant, user or the Tenant, attaching to the freehold or a leasehold interest in the Lands, the Building, Leasehold Improvements, Trade Fixtures, or the Premises, as the case may be, and Mortgagor and Mortgagee shall have a corresponding meaning in relation to the Mortgage.

(u)	“Person” means any person, firm, partnership or corporation, or any group or combination of persons, firms, partnerships or corporations.

(v)

“Premises” means that portion of the Building, more particularly described and outlined on Schedule “A” and Schedule “A-I” attached hereto, being the subject of this licence and lease between the Landlord and the Tenant.

(w)	“Project” means the fit out and improvement of the Premises, including the Landlord’s Work and Tenant’s Work.

(x)

“Proportionate Share” means the Tenant’s proportionate share of costs, expenses and payments required under this Lease that is payable by tenants or users of the Building, which is calculated as a fraction whereby the numerator is the rentable area of the Premises and the denominator is the rented area of the Building.

(y)	“Renewal Term” means the renewal of the Term as contemplated in section 2.2 below.

(z)	“Rent” means the aggregate of Gross Rent and any applicable Additional Rent.

(aa)

“Rental Year” means a period of 12 consecutive full calendar months, the first Rental Year beginning on the Commencement Date if such date is the first day of a calendar month; if not, then the first Rental Year shall commence upon the first day of the calendar month next following the month in which the Commencement Date occurs. Each succeeding Rental Year shall commence upon the anniversary date of the first Rental Year.

(bb)

“Rules and Regulations” means the rules and regulations of the Landlord, FLIT or FLWR in respect of the Building contemplated under Section 12.2 as may be amended from time to time in accordance with this Lease.

(cc)

“Sales Tax” means any sales tax, goods and services tax, harmonized tax, value added tax, or any other tax imposed on the Landlord with respect to Rent, or in respect of the rental of the Premises, whether characterized as a sales tax, goods and services tax, harmonized tax, value added tax, business transfer tax or otherwise.

(dd)

“Substantial Performance” has the meaning ascribed to it in the Construction Lien Act of Ontario and shall be evidenced by a certificate or certificates issued by the Architect and accepted in writing by the Tenant, which certificate(s) shall be in the form contemplated by the Construction Lien Act.

(ee)

“Taxes” means all taxes, levies, charges, school and local improvement rates and assessments whatsoever (including municipal and other property taxes) assessed or charged against the Premises or any part thereof or against the Landlord on account of its ownership of the Premises by any lawful taxing authority including any amounts assessed or charged in substitution for or in lieu of any such taxes and including capital taxes and business taxes imposed at any time, but excluding only such taxes as capital gains taxes, corporate, income, profit or excess profit taxes to the extent such taxes are not levied in lieu of any of the foregoing against the Premises or the Landlord in respect thereof, including any other tax or taxation regime brought into force by the Government of Canada, Province of Ontario or City of Hamilton requiring the payment and remittance of any additional or substitutional tax on any benefit, goods or services set out or arising under this Lease and/or in addition to any existing tax as set out above.

(ff)	“Tenant” includes every Person mentioned as Tenant in this Lease.

(gg)

“Tenant’s Fixed Premises” means the premises leased by the Tenant from the Landlord in another area of the Landlord’s Premises by way of a sublease agreement and in which the same business, undertaking and use by the Tenant will be located.

(hh)	“Tenant’s Work” means the work to the Premises by the Tenant as stated under Schedule “E”.

(ii)	“Term” means the term of this Lease under Section 2.2 and all renewals and extensions.

(jj)

“Trade Fixtures” means trade fixtures of the Tenant as determined at common law except for: (i) heating, ventilating or air-conditioning systems, facilities and equipment in or serving the Building; (ii) floor covering affixed to the floor of the Building; (iii) light fixtures; (iv) internal stairways and doors; and (v) any fixtures, facilities, equipment or installations installed by or at the expense of the Landlord, all of which are deemed to be Leasehold Improvements.

(kk)

“Users” means subtenants, licensees, invitees, permittees and other persons from time to time allowed to use the Premises by the Tenant under or by virtue of this Lease Agreement and as authorized by the Landlord.

ARTICLE 2 - TERM AND USE

2.1

Grant and Premises. The Landlord leases the Premises to the Tenant for the Term and the Tenant hereby accepts the Premises from the Landlord for the Term, subject to the terms, conditions, obligations and rights contained in this Lease. Each party shall have the right to require the Premises be remeasured no more frequently than semi-annually and, if the net rentable square feet of the Premises is adjusted, then the Rent shall be correspondingly adjusted as of the date of the remeasurement.

The Landlord hereby covenants and represents that it has obtained all of the necessary consents and approvals in order to enter into this Lease, and to lease the Premises to the Tenant for the Use (as defined in Section 2.3 below) of the Premises contemplated herein as of the Commencement Date, including but not limited to any approvals or consents required from Gore, FLIT, and FLWR.

2.2

Term and Renewal. The Term of this Lease is for a duration commencing on the Commencement Date and ending on the earlier of i) the day prior to the commencement date of, and as defined in, the lease for the Tenant’s Fixed Premises; and ii) January 1, 2020. In the event that the Tenant’s Fixed Premises are not yet ready for possession by January 1, 2020, then the Tenant shall have the right to extend this Lease for successive additional periods of six (6) months, provided that the Tenant shall not have the rights to extend the Lease beyond January 2035, on the same terms and conditions as set out herein until such time as the Tenant’s Fixed Premises are completed in accordance with the lease for the Tenant’s Fixed Premises. At the end of the Term, the Tenant shall vacate and quit the Premises in a diligent, safe and responsible manner.

The Commencement Date will be five days following Substantial Performance of the Landlord’s Work as certified by the Architect and accepted in writing by the Tenant, provided that the following have been delivered to the Tenant by the Landlord prior to the date thereof: i) Landlord has confirmed to Tenant in writing the load specifications for floor bearings and hydro-electricity use/consumption; and ii) the Landlord and Tenant have confirmed that there are no Material Deficiencies in the Landlord’s Work.

2.3

Use. Subject to Sections 2.4 and 2.5, the Tenant acknowledges and agrees that it is only one of many tenants, occupants or users of the Building and MIP and that therefore the Tenant shall conduct its business in the Premises in a manner consistent with the best interests of the Lands as a whole. Without limiting the generality of the foregoing, the Tenant shall not use or permit the use of the Premises or the Building or any part thereof, for any purpose or activity that contravenes any federal, provincial or municipal law or by-law (the “Land Use Restrictions”) as they affect the Lands, in force from time to time during the currency of this Lease. The Tenant hereby represents that it intends to use the Premises for the purpose of discovering, developing, manufacturing, storing, distributing for the purposes of commercialization and future sale of pharmaceutical products that may contain radioactive isotopes (radiopharmaceuticals) and other chemical or biological substances. This includes all associated office and laboratory functions typical of leading pharmaceutical companies, which may include work with biohazards (cells, bacteria, etc.) as preclinical models needed to develop new products and receive regulatory approvals, and ancillary administrative offices and for no other purpose (collectively, the “Use”). The Landlord hereby covenants and represents that the Tenant’s Use of the Premises is not prohibited by the Headlease or the Rules and Regulations.

2.4	Tenant’s Covenants As To Use And Occupancy.

(a)

The Tenant shall conduct its business in the Premises in a reputable and first-class manner and in compliance with all provisions of this Lease. The Tenant shall not advertise, do, omit, permit or suffer to be done or exist upon the Premises anything which shall be or result in a nuisance or a hazard or cause a breach of any provision of this Lease or applicable municipal or other governmental regulations, including the Land Use Restrictions.

(b)

The Tenant shall not overload: (i) any floor in the Building beyond the design and as-built specifications as communicated to the Tenant by the Landlord in writing; or, (ii) any utility or service or commit any act of waste or damage any part of the Premises or use any part of same so as to constitute a hazard. The Landlord shall provide the Tenant with not less than 48 hours written notice of any breach of this Section 2.4(b) and the Tenant shall have fifteen (15) days to comply with same upon delivery of the Landlord’s written notice.

(c)

The Tenant shall keep the Premises in compliance with the regulations and requirements of any appropriate fire underwriters’ association or the City of Hamilton fire department or the Landlord’s Health and Safety Manual. The Tenant shall not do or permit to be done or omit or permit to be omitted on the Premises anything which shall cause any insurance relating to the Premises to be cancelled, as same may be communicated or provided to Tenant from time to time. If such premiums for insurance are increased as a result of any act or omission of the Tenant, the Tenant shall first have up to thirty (30) days to cease the offending action or otherwise comply with the terms of the relevant policy, failing which it shall pay for such increase at the demand of the Landlord. Notwithstanding the forgoing, the Landlord and the Tenant shall, prior to and at all times during the Lease, ensure that all insurance providers for the Premises are fully aware of the proposed Use of the Premises by the Tenant, including the presence or use of radiopharmaceuticals, and the Tenant shall not be obligated to cease its proper permitted Use of the Premises under this Lease.

(d)

The Tenant shall use the Premises and any part of the Building authorized pursuant to this Lease in a manner that is compatible with other users, occupants or tenants of the Building, as well as, users of adjoining lands in such a way as not to constitute a nuisance for the abutting or adjoining users, tenants or occupants. The Landlord agrees to use its best efforts to advise the Tenant when new tenants lease space in other parts of the Building.

(e)

The Tenant shall not make use of any intellectual property of the Landlord, McMaster University, Gore or the McMaster Innovation Park for its own purposes or to promote its business or use of the Premises, without the prior written authorization of the Landlord. The Tenant may and is hereby authorized and licensed to place on its letterhead as its address for service that it is located at the “McMaster Innovation Park”.

2.5	Compliance with Laws.

(a)

The Premises shall be used and occupied in a safe, careful and proper manner in compliance with all present laws, regulations or orders, including the Land Use Restrictions, Rules and Regulations, and the requirements of the Landlord’s or Tenant’s insurers from time to time.

(b)

Tenant’s Representation: The Tenant hereby covenants to comply with all applicable Land Use Restrictions currently in force and as amended from time to time. The Tenant represents that it has examined the zoning bylaw in effect (presently an M-l designation) over the Lands and is satisfied that it will not violate the Land Use Regulations and indemnifies the Landlord, its officers, directors, employees and agents from any action, charge, order or penalty attributable to or in consequence of the Tenant’s breach thereof. Any such breach may, without obligation, be remedied by the Landlord and the costs of which shall be payable by the Tenant to the Landlord as Additional Rent.

(c)

Additional Tenant’s Covenants: Notwithstanding any other term of this Lease but other than for Landlord’s Work, the Tenant accepts the Premises on an “as is. where is” basis and agrees not to use the Premises or allow them to be used for any purpose or use which would be likely to cause abnormal, undue or excessive damage or wear to the Premises or any systems installed therein or thereon, reasonable wear and tear only excepted and shall never use or allow the Premises to store or contain hazardous materials, Contaminants or environmentally sensitive materials other than those specifically related to the storage, handling and use of nuclear and related biological or chemical substances (including waste) that are part of work on radiopharmaceuticals, provided at all times the Tenant is licensed to use and possess same or does so in accordance with applicable laws governing same. Without limiting the generality of the foregoing, the Tenant further covenants as follows:

(i)

It cannot and shall not locate any new building or structure on the Lands without the Landlord’s express written permission which may be unreasonably withheld or denied and shall only use the Premises for the permitted uses, and no other use except as agreed by the Landlord other than industrial, commercial or community uses as defined under the Environmental Protection Act and its regulations. Failure to comply with the above shall constitute a default hereunder and entitles the Landlord to all rights and remedies as may be available at law.

(ii)

It shall permit the Landlord to enter the Premises (strictly in accordance with Section 6.1 below) to inspect same for compliance with environmental laws and regulations and to conduct such tests and procedures as the Landlord may elect in connection therewith;

(iii)	It shall promptly notify the Landlord in writing if proceedings are commenced against the Tenant or any other occupant of the Premises;

(iv)

It shall not charge or offer as security any of its leasehold interest in the Premises, Building or Land, without the prior written consent of the Landlord, which may be unreasonably withheld in its sole discretion;

(v)	It shall be wholly responsible for the payment of all Additional Rent;

(vi)	It shall be responsible for all applicable Taxes including Sales Taxes arising under the Lease; and,

(vii)

It shall notify the Landlord of any changes to its ownership (but only if such changes which result in the effective change in control of the Tenant) and changes to the officers or directors of the Tenant, within a reasonable period of time.

The foregoing obligations of the Tenant under this Section 2.5 shall survive the expiration or early termination of this Lease and shall remain in full force and effect until complied with. Failure by the Tenant to comply with its obligations under this Section 2.5 shall constitute a default under this Lease. If the Tenant fails to comply with any of its obligations under this Section 2.5, the Landlord may (but shall not be obliged to) comply with same at the Tenant’s sole cost and the Tenant shall pay such cost to the Landlord forthwith on demand, which may be collected as Additional Rent.

2.6	Licence.

The Tenant shall operate from the Premises in accordance with this Lease and all applicable laws, statutes, regulations, permits, licences, orders and by-laws of any governmental or quasi-governmental and regulatory authority to ensure health, safety and compliance with material handling, storage and use. The Tenant shall operate under the Landlord’s licence for bio-safety as issued by the Public Health Agency of Canada during the Tenn. The Tenant shall also operate under the Landlord’s radiation safety licence issued by the Canadian Nuclear Safety Commission during the Term. In the event that the Landlord’s licences or either of them is revoked, suspended or expired without renewal, the Landlord shall have no more than thirty (30) days to reinstate the licence or apply for a new licence. If at any time thereafter the licence is still revoked, suspended or expired or there is no reasonable expectation that a new licence may be issued forthwith, the Tenant shall have the right to terminate this Lease on provision of 30 days written notice to the Landlord. Upon termination of this Lease pursuant to this Section 2.6, each party agrees to release the other from all claims, actions, damages and losses relating to the termination and loss of licence, Rent shall cease and the Tenant shall vacate and surrender to the Landlord the Premises.

ARTICLE 3 - RENT

3.1	Covenant To Pay.

(a)

Upon execution of this Lease, the Tenant shall pay to the Landlord the first and last month’s Gross Rent for the Term. The Tenant shall pay Rent from the Commencement Date without prior demand and without any deduction, abatement, set-off or compensation. If the first or last Rental Year of the Term comprises less than 12 calendar months, then Gross Rent and any Additional Rent for such Rental Years shall be pro-rated on a per diem basis, based upon a period of 365 days.

(b)

At the request of the Landlord, the Tenant shall pay Rent to the Landlord by a pre-authorized payment process whereby Rent is automatically debited from the Tenant’s bank account and the Tenant shall cooperate fully with the Landlord in establishing this method of payment.

3.2

Gross Rent. The Tenant shall pay to the Landlord Gross Rent calculated annually at the rate of $18.00 per net assignable square foot of space in the Premises, which shall be payable in equal monthly installments in advance on the first day of each calendar month of each year of the Term. For certainty, the Gross Rent shall be $97,470.

3.3

Additional Rent. Except as otherwise provided in this Lease, all Additional Rent shall be payable by the Tenant to the Landlord or as the Landlord may direct in writing within 15 days after written demand and in accordance with 3.5 below.

3.4	Payment Of Taxes.

(a)	The Tenant shall pay to the Landlord the Taxes at the times and in the manner set out in this Section 3.4.

(b)

The Tenant shall promptly pay to the Landlord or as the Landlord may direct, not later than the due date thereof, the Taxes. Taxes shall be paid by Tenant based on an invoice from Landlord to Tenant that contains i) the actual invoice from the City of Hamilton for the Lands; ii) allocation and apportionment of Taxes for the entirety of the premises leased to Landlord by FLWR; and, iii) if applicable, a further breakdown of Taxes for the Premises based on the use, possession or occupation of same by subtenants, as communicated to the Landlord by the Tenant from time to time during the Term.

(c)

The Tenant shall pay when due all Sales Tax. If Sales Tax is payable by the Landlord to the relevant taxing authority, the Tenant shall pay the amount thereof to the Landlord or as the Landlord directs. Notwithstanding anything to the contrary contained in this Lease, Sales Tax shall be deemed to be a tax and not Additional Rent, but the Landlord shall have the same remedies in respect of any default by the Tenant in the payment of Sales Tax as it has in respect of a default in the payment of Additional Rent under this Lease.

(d)

Landlord reserves the right to appeal assessments or apply for a reduction or reclassification of any Taxes, provided that Tenant shall continue to pay all Taxes as invoiced under Section 3.4(b) above pending any such appeal or application. Landlord agrees to use its best efforts to seek a ruling from Municipal Property Assessment Corporation and/or City of Hamilton within the first year of the Term to investigate if the Tenant is entitled to any partial or full exemption, credit or rebate of Taxes.

(e)

Notwithstanding the invoice generated and delivered to the Tenant under Section 3.4(b), the amount of Taxes payable to the Landlord may be estimated by the Landlord for such period as the Landlord determines from time to time, and the Tenant agrees to pay to the Landlord the amounts so estimated in equal installments in advance on the first day of each month during such period. Notwithstanding the foregoing, when invoices for all or any portion of such amounts are received, the Landlord may bill the Tenant for the Taxes and the Tenant shall pay the Landlord such amounts so billed after crediting against such amount any monthly payments of estimated Taxes previously made by the Tenant.

(f)

Within a reasonable period of time after the end of the period for which estimated payments have been made, the Landlord shall submit to the Tenant a statement from the Landlord setting forth the actual amounts payable by the Tenant on account of Taxes. If the amount the Tenant has paid is less than the amount due, the Tenant shall pay such deficiency forthwith. If the amount paid by the Tenant is greater than the amount due, the amount of such excess may be retained by the Landlord to be credited to the next succeeding installments of Taxes.

3.5

Rent and Additional Rent Past Due. All Rent past due shall bear interest from the date on which the same became due until the date of payment at the prime rate of C1BC plus 1% per annum. The Landlord shall be entitled to allocate monies received from the Tenant as Rent in payment of Gross Rent or Additional Rent without priority.

3.6

Net Lease. This Lease is a completely carefree net lease to the Landlord, except as expressly set out in this Lease. The Landlord is not responsible for any expenses of any nature arising from or relating to the Premises or their use or occupancy, or their contents or the business carried on therein. The Tenant shall pay all charges of every nature and kind relating to the Premises except as expressly set out in this Lease.

3.7	Utilities, Etc. Intentionally Deleted.

3.8

Telecommunication Services. Telecommunication services including network access, internet access, fibre wire and telephony will be provided to the Tenant by the Landlord subject to fees established by the Landlord from time to time, not to exceed the proportionate cost to the Landlord of providing such services to the Premises.

3.9	Conference and Meeting Room Facilities. Intentionally Deleted.

3.10

Lease Audit. In the event the Tenant audits the payments made by the Tenant to the Landlord during this Lease, it forebears the bringing of any action, demand, claim or reconciliation for any overpayment after a period of time that is 120 days following any given Rental Year or the sooner termination of this Lease. Following this period, the Landlord shall not be liable to the Tenant for any payments made or to be made under this Lease and the Tenant is thereby estopped from bringing any claim, demand, action or reconciliation in that regard.

ARTICLE 4 - MAINTENANCE, REPAIRS AND ALTERATIONS

4.1	No Landlord’s Repair.

(a)

Except as otherwise specifically provided in this Lease, the Landlord shall not be obliged in any manner whatsoever to maintain, improve, repair or replace any part of the Premises, or to construct any improvements and facilities in connection therewith, or to do or cause to be done any act or thing on or in connection with the Premises so as to render them fit or suitable or more convenient for the purposes of the Tenant or any Person having use or occupancy thereof.

(b)

If the Tenant fails to carry out any maintenance or repair required to be carried out by it pursuant to this Lease, and to the reasonable satisfaction of the Landlord, within 30 days of notice from the Landlord, the Landlord may at its option, but without any obligation, carry out or cause to be carried out such maintenance or repair, without any liability for any damage which may result to the Tenant’s property or business by reason thereof, provided Landlord uses commercially reasonable means to prevent the disruption to Tenant’s use of the Premises during such period of maintenance or repair. The cost of such work shall be paid by the Tenant to the Landlord forthwith upon demand and collected as Additional Rent.

(c)

Notwithstanding anything to the contrary herein, in the event of an emergency to health and safety of Users, the Landlord, the Tenant or the structural integrity of the Building, the Landlord may re-enter the Premises without notice to effect, but only to the extent reasonably required to prevent, cease or repair, the defect that constitutes the emergency and only to the extent necessary to stabilize same so it is no longer an emergency. Thereafter, the balance of this Lease with respect to entry and repair shall apply.

(d)

Notwithstanding anything to the contrary, the Landlord shall effect all maintenance, repairs and replacements as required from time to time in the discretion of the Landlord to all Common Areas of the Building, including the roof, roof membrane, windows, foundations, steel columns, steel deck, concrete slab floors, walls or columns, fixtures annexed to the Building that were not installed by or for the benefit of the Tenant and are not intended to be removed by the Tenant, and master utility meters on the Premises. The costs of same may be allocated to the Tenant where the repair or replacement was required due to the act, omission or negligence of the Tenant or the Tenant’s failure to comply with this Lease.

4.2	Maintenance and Repair by the Tenant. Subject to the Janitorial Services, the Tenant shall, at its sole cost, repair and maintain the whole of the Premises including:

(a)	keeping the Premises clean and tidy at all times; and,

(b)	adhere to the Landlord’s Health and Safety Manual, as amended from time to time, provided notification of any change is given to the Tenant;

The Tenant shall have the further obligation of making all needed repairs to the whole of the Premises which is necessary to maintain the improvements and equipment of the Building in such manner so that they function properly having regard to their nature, their age and the purpose for which they are intended to be used or to keep the appearance of Premises neat, clean and presentable, except for reasonable wear and tear and except for damage caused by fire or other insured casualty, the repair of which is provided for in Article

9 hereof, and except for damage caused by, or the need for repair resulting from, renovation or construction undertaken by the Landlord or others to other areas of the Building. Such repairs and maintenance shall be performed by the Landlord or its contractor/project manager to a standard consistent with the nature and condition of the Building as at the Commencement Date and subject to Article 9 of this Lease. Tenant shall communicate to Landlord promptly all needed repairs and maintenance and Landlord shall have a right upon not less than 48 hours written notice to inspect the Premises to confirm its state of repair. The costs of the Landlord’s services under this Section 4.2 shall be paid as Additional Rent.

4.3	Approval of Tenant’s Alterations.

(a)

Due to the nature of the Tenant’s business, the Tenant may need to make Alterations from time to time to meet changing business conditions. No Alterations shall be made to the Premises without the Landlord’s prior written approval which approval shall not be unreasonably withheld or constrained. Notwithstanding the foregoing, the Tenant shall be permitted to effect Alterations for the purpose of changing business conditions without the Landlord’s prior written approval where the Alterations are limited solely to modifying or moving Trade Fixtures or the Tenant’s equipment (excluding leasehold improvements), and the cost to complete the Alterations are $50,000 or less, provided not less than ten (10) working days prior written notice is delivered to Landlord and FLWR and provided that such Alterations do not modify the Landlord’s equipment or the Building operation or structure or increase the load on any utility service to the Premises or Building. Alterations for any other purpose, including to accommodate Assignments, shall be governed by 4.3(b), (c), (d), (e) and (f) and may be performed by Landlord as if same were Landlord’s Work.

(b)

Except as otherwise permitted herein, when the Tenant desires to make an Alteration, the Tenant shall submit to the Landlord details of the proposed Alteration including appropriate drawings and specifications. The Landlord shall review Tenant’s proposal in an expeditious fashion, which review shall include the review of same by FLWR, and deliver a written decision to the Tenant in not more than ten (10) working days following receipt of the proposed Alteration. The Landlord’s reasonable out-of-pocket costs of reviewing and approving all such proposed Alterations, including by the Architect or engineer as the case may be, shall be reimbursed by the Tenant, not to exceed $2,500.

(c)	All Alterations shall be performed:

(i)	at the sole cost of the Tenant;

(ii)

by contractors and workmen on a pre-approved list of Tenant and Landlord approved contractors and workmen or otherwise approved in writing by the Landlord and the Tenant, both parties acting reasonably; it is acknowledged by the parties that where an Alteration requires special knowledge, training or certification in handling, exposure and treatment of radioactive materials, that, acting reasonably, the Tenant shall approve of all such contractors and workmen retained for the Alteration;

(iii)	in a good and workmanlike manner;

(iv)	in accordance with drawings and specifications approved by the Landlord, as applicable;

(v)

in accordance with all applicable laws, regulations and the Landlord’s Health and Safety Manual, provided that no Alterations shall be commenced prior to the Tenant obtaining, at its sole cost, a building permit and any other permits required by any governmental authority having jurisdiction; and

(vi)	subject to the reasonable regulations and inspection of the Landlord.

(d)

The Tenant shall not place anything on or make any openings in the roof or ceiling without the prior written consent of the Landlord, which may be granted or withheld at the Landlord’s sole discretion.

On the expiration of the Term or earlier termination of this Lease, the Tenant shall repair any damage caused to the Building as a result of having placed anything on or having made openings in or having attached anything to the roof or ceiling, failing which the Landlord may, without obligation, repair the damage and charge the Tenant the costs of same and collect same as Additional Rent.

(e)

All Alterations shall be pursued diligently to completion. Where it appears to the Landlord that the Alterations arc not being pursued as required, the Landlord may require the Tenant to develop a timeline for completing same and, once approved by the Landlord, the Tenant’s failure to adhere to same may be considered a default of this Lease pursuant to Article 10 hereof.

(f)

In any event, the Tenant agrees to ensure, prior to commencement of any work or Alterations, that all of the Tenant’s contractors, subcontractors, agents or authorized workmen who perform work to the Premises and/or Building as required, must:

(i)	agree to be bound by the procedures and rules contained in the Landlord’s Health and Safety Manual;

(ii)	provide all clearances required by the Workplace Safety and Insurance Board or otherwise required at law;

(iii)	carry sufficient insurance, as required under the Building Code Act, the Occupational Health and Safety Act, the Workplace Safety Act to the Landlord’s satisfaction;

(iv)	be licensed by a governmental authority and carry such unexpired license at all times; and,

(v)	adhere to the terms of this Lease, including the Rules and Regulations.

4.4	Repair Where at Fault.

(a)

Where Tenant at Fault. Notwithstanding any other provisions of this Lease, if the Building or any part thereof is damaged or destroyed or requires repair, replacement or alteration as a result of the act or omission of the Tenant or those for whom it is in law responsible, the cost of the resulting repairs shall be paid by the Tenant to the Landlord.

(b)

Where Landlord at Fault. Notwithstanding any other provisions of this Lease, if the Building or any part thereof is damaged or destroyed or requires repair, replacement or alteration as a result of the act or omission of the Landlord or those for whom it is in law responsible, the cost of the resulting repairs shall be paid by the Landlord.

4.5

Removal of Improvements and Fixtures. All Leasehold Improvements shall immediately upon their placement become part of the freehold and inure to the Landlord’s property free and clear of all liens, encumbrances and security interests without compensation to the Tenant. Except as otherwise agreed by the Landlord in writing, no Leasehold Improvements or Trade Fixtures shall be removed from the Premises either during or at the expiration or sooner termination of the Term except that:

(a)	the Tenant may, during the Term, in the usual course of its business, remove its Trade Fixtures in order to replace or upgrade them, provided that the Tenant is not in default under this Lease; and

(b)

the Tenant shall, at the expiration or earlier termination of the Term, at its sole cost, remove all of its Trade Fixtures, and repair any damage caused to the Building or the Lands by such removal, including, without limitation, repairing all penetration and cracks in the walls, roof and floor of the Building or holes in the Lands caused by any installation or removal of Trade Fixtures and/or Leasehold Improvements. If the Tenant does not remove its Trade Fixtures at the expiration or earlier termination of the Term, the Trade Fixtures shall, at the option of the Landlord, become its property and may be removed and disposed of by the Landlord in such manner as it deems advisable.

Landlord may require Tenant to allocate funds during the Term to cover the cost of decommissioning and restoration of the Premises, which requirement shall be governed by a separate agreement between them that will, upon certain specified events, allow Landlord access to this fund to pay for decommissioning and restoration obligations of Tenant where Tenant is not otherwise able to do so. This covenant shall survive the expiration or earlier termination of this Lease.

4.6

Liens. The Tenant shall promptly pay for all materials supplied and work done at its request in respect of the Premises so as to ensure that no lien is registered against any portion of the Lands or against the Landlord’s or the Tenant’s interest therein. If a lien is registered or filed in respect of materials supplied or work done at the Tenant’s request, the Tenant shall discharge it at its expense forthwith, failing which the Landlord may at its option, but shall not be obligated to discharge same by paying the amount claimed to be due into court together with any additional amount required at law or by the court. The amount so paid and all expenses of the Landlord, and any solicitor’s fees (on a full indemnity basis) incurred by the Landlord, shall be paid by the Tenant to the Landlord within 10 business days after demand. The costs of so doing may be collected by the Landlord as Additional Rent.

4.7

Notice By Tenant. The Tenant shall notify the Landlord forthwith of any accident, defect, damage or deficiency in any part of the Premises which comes to the attention of the Tenant, its employees or contractors notwithstanding that the Landlord may have no obligation in respect thereof.

4.8

No Landlord’s Liability. The Landlord shall not be responsible for any damage caused to the Tenant by reason of failure of any equipment or facilities serving the Building, interruption or discontinuance of any private or public utility services or delays in the performance of any work for which the Landlord is responsible under this Lease. The Landlord shall not be in breach of its covenant for quiet enjoyment or liable for any loss, costs or damages, whether direct or indirect, incurred by the Tenant due to any of the foregoing, but the Landlord shall co-operate with the Tenant to restore the services, utilities or systems so stopped, interrupted or reduced.

4.9

Common Areas. The Tenant shall have a non-exclusive licence over the Common Areas outlined in Schedule “B” hereto. The Tenant shall not obstruct or encumber the Common Areas with any waste or property and shall not affix any fixtures, property or exterior signs whatsoever on any portion of the Common Areas without the express written consent of the Landlord. Tenant shall be entitled to place interior wayfinding signage within the Common Areas. The Landlord agrees to fit out a reception area in the Common Areas as shown on Schedule A-1, at the Landlord’s expense and the Tenant shall supply the receptionist and all ongoing operating costs of the reception area during the Term.

ARTICLE 5 - LANDLORD’S WORK. TENANT’S WORK AND FIXTURING PERIOD

5.1

Landlord’s Work. Notwithstanding section 4.1 above, the Landlord shall coordinate and install the Landlord’s work as outlined in Schedule “D” to this Lease (the ‘‘Landlord’s Work”) on the Premises. The Landlord has absolute discretion in its choice of materials and service providers and shall complete the Landlord’s Work in a good and workmanlike manner as per applicable laws and prior to the Tenant taking possession of the Premises. Notwithstanding the foregoing, the Landlord agrees to make a good faith effort to accommodate any reasonable request from the Tenant to engage service providers with domain expertise relating to the design, construction and commissioning of a facility suitable for a for- profit radiopharmaceutical company. All other work required for the Premises including those items enumerated in Schedule E as Tenant’s Work, will be provided and installed by the Tenant at the Tenant’s sole expense. Both parties shall review Landlord’s Work upon completion and identify within 10 days of Substantial Performance any Material Deficiencies, which Material Deficiencies shall be corrected within a reasonable time commensurate with projects of this nature.

5.2	Tenant’s Work.

(a)

The Tenant shall carry out its own fixturing at its own cost and expense as described in Schedule “E” attached hereto (the “Tenant’s Work”). Such Tenant’s Work shall be subject to the approval of the Landlord, acting reasonably and without undue delay or constraint. Save and except for the cost of the Landlord’s Work, the Landlord shall not be obligated to pay any leasehold credit or payment to the Tenant for any Leasehold Improvements. The Tenant agrees to finish the Premises to a standard commensurate to a first class commercial or industrial office building.

(b)	On completion of the Tenant’s Work, the Tenant shall forthwith furnish to the Landlord a statutory declaration stating that:

(i)	there are no construction liens outstanding against the Premises on account of the Tenant’s Work;

(ii)	that all accounts for work, services and materials have been paid in full with respect to all of the Tenant’s Work;

(iii)	the holdbacks required under the Construction Liens Act have been made and released in accordance with that legislation; together with evidence in writing that:

(iv)	all assessments under the Workplace Safety and Insurance Act have been paid; and,

(v)	that the provisions of the Occupational Health and Safety Act have been adhered to during the completion of the Tenant’s Work.

5.3	Tenant’s Fixturing and Leasehold Improvements.

(a)

The Tenant may install Trade Fixtures of the type usual for its business which shall be installed without damage to or impairment of the heating ventilation, air conditioning, electrical, plumbing, mechanical or telecommunication systems of the Premises or Building. In the event of such installation, any such Trade Fixture shall be new or next to new and, prior to installation, must be approved by the Landlord in writing as to their style and location of installation.

(b)

Subject to the terms of this Lease, the Tenant shall have the right during the Term, when not in default, to Alter such Trade Fixtures from time to time in conformity with the provisions of Section 4.3 above.

(c)

The Tenant may, with the Landlord’s prior written consent, make changes, installations, alterations, additions or improvements to the Premises which do not affect the sprinkler system, heating ventilation, air conditioning, plumbing, electrical or mechanical systems or any structural elements.

(d)

The Landlord shall have the option at the end of the Term to require the Tenant to remove any and all Trade Fixtures and Leasehold Improvements made by the Tenant during the Term and the Tenant shall do so at the Tenant’s expense forthwith upon notice from the Landlord, all in accordance with Section 4.5 above.

(e)

The Tenant agrees that any Alteration or Leasehold Improvement made to the Premises must comply with all municipal requirements (and for this purpose, the Landlord’s consent shall not in any way be deemed a waiver of this requirement) and the Tenant agrees to obtain all required consents and permits in relation thereto. In the event any such installation, Alteration or improvement shall be made without the necessary consent or permit, then the Tenant shall immediately upon being directed by the Landlord to do so, remove, replace or otherwise amend same as directed by the Landlord so as to comply with municipal requirements. Notwithstanding the foregoing, any work done by the Tenant in contravention of this Section or the Lease shall entitle the Landlord to immediately terminate this Lease and the Tenant shall be responsible for any costs and damages resulting from such improper work and breach of this Lease.

5.4	General.

(a)

No items of the Tenant’s Work shall be commenced until the Tenant has secured approval thereof from every governmental authority having jurisdiction and submitted proof of such approval to the Landlord, including the Tenant furnishing the Landlord with proof of having received a building permit for same. No Tenant’s Work shall commence for which drawings and specifications are required until such drawings and specifications have been approved in advance, in writing by the Landlord or a written waiver of this requirement has been obtained from the Landlord, and all other requirements of Section 4.3 hereof have been satisfied.

(b)

The Tenant will not be permitted to enter the Premises for the purposes of performing the Tenant’s Work or for the purpose of installing its fixtures and other equipment until the Tenant shall have deposited with the Landlord an insurance liability certificate in an amount not less than $2,000,000.00 per occurrence of such amount as the Landlord, acting reasonably, may require from time to time with the Landlord added as an additional insured and with a cross liability clause; such insurance shall be on a comprehensive form and shall cover all hazards relating to any work performed by the Tenant or its agents or independent contractors, as the case may be, on, in or at the Premises.

(c)

Under no circumstances shall the Tenant, its employees, agents, contractors, or contractors’ employees, enter onto any roof of the Building or make any opening in the floor, wall, ceiling, roof or fixture of the Building without the prior written approval of the Landlord.

(d)

The opinion in writing of the Landlord’s Architect shall be binding upon both the Landlord and the Tenant respecting all matters of dispute regarding the Landlords’ Work and the Tenant’s Work including the state of completion and whether or not work is completed in a good and workmanlike manner.

ARTICLE 6 - ENTRY BY LANDLORD

6.1

Entry By Landlord. The Landlord may enter the Premises on two business-days prior notice to the Tenant (except in the case of emergency where the Landlord requires access to make repairs, in which case no notice shall be required) and provided that a Tenant representative is present to authorize access to all required areas of the Premises. Tenant shall use its best efforts to accommodate Landlord requirements for access and shall not delay Landlord access based on Tenant representative availability. On the expiration or early termination of this Lease the Tenant shall surrender the Premises to the Landlord in a good state of repair as required by the provisions of this Lease.

6.2

Right To Show Premises. The Landlord and its agents shall have the right to enter the Premises to show the Premises to prospective tenants, users or purchasers and, during the last three months of the Term (or the last three months of any renewal term if this Lease is renewed), provided any such showings shall be made with at least two business-days prior notice to the Tenant and be conducted with a Tenant representative present. Tenant shall use its best efforts to accommodate Landlord requirements for access and shall not delay Landlord access based on Tenant representative availability.

6.3

Entry Not Forfeiture. No entry into the Premises by the Landlord pursuant to a right granted and in the manner prescribed by this Lease shall constitute a breach of any covenant for quiet enjoyment, or (except where expressed by the Landlord in writing or otherwise intended) shall constitute a re-entry or forfeiture.

6.4

Remediation. The Tenant shall permit entry and access to the Premises by the Landlord for the purposes of and without assuming any obligation for any remediation or environmental clean-up of the Lands wherever situate and as required under this Lease and any by-law, statute, regulation, policy or ordinance of the City of Hamilton, Province of Ontario or Dominion of Canada.

ARTICLE 7 - INSURANCE AND INDEMNITY

7.1	Tenant’s Insurance.

(a)	The Tenant shall, throughout the Term, at its cost, take out and maintain:

(i)

“All Risks” (including flood and earthquake) property insurance with reasonable deductibles taken by a prudent tenant of premises similar to the Premises, naming the Landlord and any Mortgagee as additional insured parties, as their interests may appear and (except with respect to the Tenant’s chattels) incorporating the Mortgagee’s standard mortgage clause. Such insurance shall cover:

(A)

all property owned by the Tenant or for which the Tenant is legally liable located on or in the Building or on the Lands, including Leasehold Improvements in an amount not less than the full replacement cost, with such cost to be adjusted no less than annually; and

(B)

extra expense insurance in such amount as will reimburse the Tenant for loss attributable to all perils referred to in this paragraph (a)(i) or resulting from prevention of access to the Premises. Such policy or policies, except with respect to extra expense insurance, shall, solely in respect of the Leasehold Improvements, provide that any loss shall be adjusted and payable to the Landlord, with the proceeds to be held in trust to be used for repair and replacement of the property so insured;

(ii)

comprehensive general liability insurance which includes: owner’s protective; personal injury; occurrence property damage; and employers’ contingent contractual liability. Such policies shall contain inclusive limits of not less than $2,000,000.00; and

(iii)	any other form of insurance or higher limits which the Tenant or the Landlord reasonably requires from time to time in a form, in amounts and for risks against which a prudent tenant would insure.

(b)	All policies referred to in subsection (a) above shall:

(i)	be taken out with insurers acceptable to the Landlord, acting reasonably;

(ii)	name the Landlord as an additional named insured in first priority;

(iii)	be in a form satisfactory from time to time to the Landlord, acting reasonably;

(iv)	be non-contributing with, and shall apply only as primary and not as excess to any other insurance available to the Landlord;

(v)	not be invalidated as respects the interests of the Landlord and of any Mortgagee by reason of any breach or violation of any warranties, representations, declarations or conditions; and

(vi)	contain an undertaking by the insurers to use reasonable efforts to notify the Landlord no less than 15 days prior to any material change, cancellation or termination.

Certificates of insurance shall be delivered to the Landlord annually, upon request, provided that the delivery to the Landlord of such certificates shall not limit or diminish the Tenant’s obligations contained in this subsection (b).

7.2

Increase in Insurance Premiums. The Tenant shall not knowingly keep or use in the Premises any article which may be prohibited by any fire insurance policy in force from time to time covering the Premises or the Building. If: (a) the conduct of business in the Premises; or (b) any acts or omissions of the Tenant in the Building or any part thereof, cause or result in any increase in premiums for the insurance carried from time to time by the Landlord with respect to the Building the Tenant shall pay any such increase in premium.

7.3

Cancellation of Insurance. If any insurance policy upon the Building or any part thereof shall be cancelled or shall be threatened by the insurer to be cancelled or the coverage thereunder reduced in any way by the insurer by reason of the unauthorized use of the Premises by the Tenant or any assignee or subtenant of the Tenant, or by anyone permitted by the Tenant to be upon the Premises, and if the Tenant fails to promptly initiate to remedy such condition within 48 hours after notice thereof by the Landlord, the Landlord may, at its option, either:

(a)	re-enter the Premises forthwith and thereupon the Landlord shall have the same rights and remedies as arc contained in Article 10; or

(b)

enter upon the Premises and remedy the condition giving rise to such cancellation, threatened cancellation or reduction, including removal of any offending article. The Tenant shall pay the cost of such action to the Landlord.

The Landlord shall not be liable for any damage or injury caused to any property of the Tenant or of others located on the Premises as a result of any such entry.

Notwithstanding the forgoing, the Landlord and the Tenant shall, prior to and at all times during the Lease, ensure that all insurance providers for the Premises are fully aware of the proposed Use of the Premises by the Tenant, including the presence or use of radiopharmaceuticals.

7.4

Loss or Damage. The Landlord shall not be liable for any death or injury arising from or out of any occurrence in, upon, at or relating to the Premises or damage to property of the Tenant or of others located on the Premises, nor shall it be responsible for any loss of or damage to any property of the Tenant or others from any cause, unless any such death, injury, loss or damage results directly from the negligence or willful act or omission of the Landlord, its agents, employees, contractors, or others for whom it may, in law, be responsible. The Landlord shall not be liable for any injury or damage to Persons or property resulting from fire, explosion, falling plaster, falling ceiling tile, falling fixtures, steam, gas, electricity, water, rain, flood, snow or leaks from any part of the Premises or from the pipes, sprinklers, appliances, plumbing works, roof, windows or subsurface of any floor or ceiling of the Building or from the street or any other place or by dampness or by any other cause whatsoever, unless such injury or damage directly results from the negligence or willful act or omission of the Landlord, its agents, employees, contractors, or others for whom it may, in law, be responsible. The Landlord shall not be liable for any such damage caused by other tenant’s occupants or users of the Building or on the Lands or by occupants of adjacent property thereto, or the public, or caused by construction or by any private, public or quasi-public work. All property of the Tenant kept or stored on the Premises shall be so kept or stored at the risk of the Tenant only and the Tenant releases and agrees to indemnify the Landlord and save it harmless from any claims arising out of any damage to same.

7.5	Landlord’s Insurance. The Landlord shall throughout the Term carry:

(a)

insurance on the Building (excluding the foundations and excavations) and the machinery, boilers and equipment contained therein for servicing the Building and owned by the Landlord or the owners of the Building (excluding any property with respect to which the Tenant is obliged to insure pursuant to Section 7.1) against damage by fire and extended perils coverage;

(b)	rental income insurance to cover all loss of rents for a period of 12 months; and

(c)	such other forms of insurance as the Landlord reasonably considers advisable.

Such insurance shall be in such reasonable amounts and with such reasonable deductions as would be carried by a prudent owner of a property similar to the Building, having regard to size, age and location. The Landlord shall, upon request, provide a copy of an insurance certificate to the Tenant evidencing the placement of such insurance. Notwithstanding the Landlord’s covenant contained in this Section 7.5 and notwithstanding any contribution by the Tenant to the cost of the Landlord’s insurance premiums, the Tenant agrees that:

(d)	the Tenant is not relieved of any liability arising from or contributed to by its negligence or its willful act or omissions;

(e)	no insurable interest is conferred upon the Tenant under any policies of insurance carried by the Landlord; and

(f)	the Tenant has no right to receive any proceeds of any such insurance policies carried by the Landlord.

7.6

Indemnification of the Landlord. The Tenant shall indemnify the Landlord and save it harmless from and against any and all loss (including loss of Rent), claims, actions, damages, liability and expense in connection with loss of life, personal injury, damage to property or any other loss or injury whatsoever arising from or out of this Lease, or any occurrence in, upon or at the Premises, or the occupancy or use by the Tenant of the Premises or any part thereof, or occasioned wholly or in part by any act or omission of the Tenant or by anyone permitted to be on the Premises by the Tenant, unless such loss, claim, action, damages, liability or expense arise as a direct result of the negligence or willful act or omission of the Landlord. If the Landlord shall, without fault on its part, be made a party to any litigation commenced by or against the Tenant, then the Tenant shall protect, indemnify and hold the Landlord harmless and shall pay all expenses and reasonable legal fees incurred or paid by the Landlord in connection with such litigation. The Tenant shall also pay all expenses and legal fees (on a substantial indemnity basis) that may be incurred or paid by the Landlord in enforcing the terms of this Lease, unless a court or arbitrator shall decide otherwise.

7.7	Environmental Indemnity.

(a)

Landlord’s Indemnity. The Landlord acknowledges and will indemnify the Tenant for all environmental conditions presently existing or discovered in the future in respect of the Premises which pre-existed the Term and the Tenant shall not be responsible for such pre-existing conditions (“Pre-existing Conditions”). The Landlord shall pay, satisfy, assume, discharge, observe, perform, fulfill, indemnify and save the Tenant, its officers, directors and agents harmless against all liabilities, claims, demands, costs, orders, damages, and expenses of an environmental nature relating to the Premises, arising or accruing in any way from the Pre-existing Conditions. If the Tenant shall, without fault on its part, be made a party to any litigation commenced by or against the Landlord or become subject to any fine, penalty, or order of a judicial, quasi-judicial or governmental authority relating to the Pre-existing Conditions, then the Landlord shall protect, indemnify and hold the Tenant harmless and shall pay all expenses and reasonable legal fees incurred or paid by the Tenant in connection with such litigation, payment or action on a substantial indemnity basis. This indemnity is absolute and unconditional and shall survive the termination of this Lease or any Assignment thereof.

(b)

Tenant’s Indemnity. The Tenant shall indemnify the Landlord for any fines, fees or expenses incurred by it in relation to any default by the Tenant for securing adequate permits, licenses or other required authorization to conduct or permit environmentally sensitive activities. The Tenant shall pay, satisfy, assume, discharge, observe, perform, fulfill, indemnify and save the Landlord, its officers, directors and agents harmless against all liabilities, claims, demands, costs, orders, damages, and expenses of an environmental nature relating to the Premises, arising or accruing in any way from the Tenant’s use and occupation of the Premises. Without limiting the foregoing, the Tenant agrees to abide by and indemnifies and saves the Landlord harmless from the Tenant’s failure to abide by the terms of any and all Certificates of Property Use, Certificate of Requirement or any other order, restriction or requirement of the Ministry of Environment, registered on title to the Lands and/or provided to the Tenant by the Landlord. If the Landlord shall, without fault on its part, be made a party to any litigation commenced by or against the Tenant or become subject to any fine, penalty, or order of a judicial, quasi-judicial or governmental authority, then the Tenant shall protect, indemnify and hold the Landlord harmless and shall pay all expenses and reasonable legal fees incurred or paid by the Landlord in connection with such litigation, payment or action on a substantial indemnity basis.

This indemnity is absolute and unconditional and shall survive the termination of this Lease or any Assignment thereof.

ARTICLE 8 - ASSIGNMENT AND TENANT’S SECURITY

8.1

Assignments. The Tenant shall not permit or effect any Assignment without the prior written consent of the Landlord, which consent may not be unreasonably withheld. Notwithstanding any statutory provision to the contrary, it shall not be considered unreasonable for the Landlord to take into account in deciding whether to grant or withhold its consent whether, in the Landlord’s opinion, the financial background, business history and proposed use of the proposed Assignee (if different from the Tenant) is satisfactory. Consent by the Landlord to any Assignment, if granted, shall not constitute a waiver of the necessity for such consent to any subsequent Assignment.

8.2

Landlord’s Consent. If the Tenant intends to effect an Assignment, the Tenant shall give at least 30 days prior written notice to the Landlord specifying the identity of the proposed Assignee and shall provide such financial, business or other information in the Tenant’s possession or control relating to the Assignee and its principals as the Landlord requires, together with copies of any documents which record the particulars of the proposed Assignment.

8.3	Conditions of Assignment.

(a)

If there is a permitted Assignment, the Landlord may collect Rent from the Assignee and apply the net amount collected to the Rent required to be paid pursuant to this Lease but no acceptance by the Landlord of any payments by an Assignee shall be deemed a waiver of this covenant or any acceptance of the Assignee as tenant or a release from the Tenant from the further performance by the Tenant of its obligations under this Lease. Any consent by the Landlord shall be subject to the Tenant and Assignee executing an agreement with the Landlord agreeing that the Assignee will be bound by all of the terms of this Lease as if such Assignee had originally executed this Lease as tenant.

8.4	No Advertising. The Tenant shall not advertise or permit to be advertised that the Premises arc available for Assignment.

8.5

Assignment by the Landlord. The Landlord shall have the unrestricted right to sell, lease, convey or otherwise dispose of the Premises or any part thereof and this Lease, including the right to grant, pledge or register a Mortgage against the Lands, the Premises or this Lease. To the extent that the purchaser or assignee from the Landlord assumes the obligations of the Landlord under this Lease, the Landlord shall thereupon and without further agreement be released of all liability under this Lease.

8.6

Tenant’s Change of Ownership. The Tenant agrees to notify the Landlord of any changes to its ownership structure thirty (30) days prior to such change. This provision shall not apply to a corporation where shares are listed and traded or become listed and traded on any recognized public exchange in Canada or the United States.

8.7

Change of Control. When at any time more than 50% of the voting shares of the corporation that is the Tenant, including any shares which are voting shares only upon the occurrence of a contingency where such contingency has occurred and is continuing, arc Assigned, gifted, exchanged or distributed, the Tenant shall give written notice of the change in control to the Landlord within ten (10) days.

8.8

Permitted Assignments. Notwithstanding anything to the contrary in this Article 8, the Tenant shall be entitled, without the consent of the Landlord (but upon not less than ten (10) days prior written notice to Landlord), to Assign all or any part of the Lease and/or the Premises to:

(a)	a holding body corporate, subsidiary body corporate or affiliated body corporate (as all these terms are defined pursuant to the Business Corporations Act (Ontario) as amended) of the Tenant;

(b)	a corporation resulting from merger, amalgamation or other corporate reorganization of the Tenant; or

(c)	any person purchasing substantially all of the Tenant’s assets in Canada pursuant to an asset sale transaction.

In addition, an Assignment shall not include the transfer of shares of the Tenant or a transfer of the shares of any parent, affiliate or subsidiary of the Tenant, it being acknowledged that such share transactions do not require the consent of the Landlord in relation to this Lease. In the event (and only in the event) of a permitted Assignment pursuant to Section 8.8(c), the current Tenant shall be released from all obligations in this Lease.

8.9

Tenant’s Security. Where the Tenant desires to offer its leasehold interest in the Premises as collateral or as security, whether the security is to be registered on title to the Lands or not, the Tenant must first obtain the written consent of the Landlord, FLWR, FLIT or Gore as may be required which may not be unreasonably withheld but which may be given subject to conditions. Any such security given by the Tenant must be postponed in favour of those instruments or interests identified by the Landlord as having priority, including any Mortgage given by the Landlord, FLWR, FLIT or Gore and any site plan or development agreement with the City of Hamilton. Any such security, if allowed by the Landlord, shall only be registered, if at all, on or against the leasehold parcel for the Building.

ARTICLE 9 - DAMAGE, DESTRUCTION AND EXPROPRIATION

9.1

No Abatement. If the Premises or the Building are damaged or destroyed in whole or part by fire or any other occurrence, this Lease shall continue in full force and effect and there shall be no abatement of Rent except as provided in this Article 9.

9.2

Damage to Premises. If the Building, including the Premises, is at any time destroyed or damaged as a result of fire or any other casualty required to be insured against by the Landlord pursuant to this Lease or otherwise insured against by the Landlord, then the following provisions shall apply:

(a)

if one-half or less of the area of the Premises is rendered untenantable, the Landlord shall diligently repair it (excluding any Leasehold Improvements) and Gross Rent and Additional Rent shall abate proportionately to the portion of the Building rendered untenantable from the date of destruction or damage until the Landlord’s repairs have been completed;

(b)

if more than one-half of the area of the Premises is rendered untenantable, the Landlord shall diligently repair it (excluding the Leasehold Improvements) and Gross Rent and Additional Rent shall abate entirely from the date of destruction or damage until the Landlord’s repairs have been completed;

(c)

if the Premises is not rendered untenantable in whole or in part, the Landlord shall diligently perform such repairs to it (excluding the Leasehold Improvements), but in such circumstances Gross Rent and Additional Rent shall not terminate or abate;

(d)

upon being notified by the Landlord that the Landlord’s repairs have been substantially completed, the Tenant shall diligently perform all repairs to the Premises which are the Tenant’s responsibility under Sections 4.1 and 4.2 (including the installation of Leasehold Improvements) and all other work required to fully restore the Premises for use in the Tenant’s business, in every case at the Tenant’s cost and without any contribution to such cost by the Landlord, whether or not the Landlord has at any time made any contribution to the cost of, supply, installation or construction of Leasehold Improvements or actually supplied, installed or constructed such Leasehold Improvements;

(e)

nothing in this Section 9.2 requires the Landlord to rebuild the Building to the condition which existed before any such damage or destruction so long as the Building, as rebuilt (prior to the Tenant’s Work under paragraph (d) above), will, subject to compliance with all the existing laws be constructed in accordance with design specifications agreed upon between the Landlord and the Tenant, having regard to the age of the Building at such time, and subject to the limitations on the Landlord’s obligations to restore as set out in this Section 9.2; however, the Landlord’s obligation to rebuild the Building will, in the Landlord’s discretion, not apply if the damage or destruction occurs at any time during the last 18 months of the Term; and

(f)

provided that the Landlord has complied with its insurance obligations under Section 7.5 hereof, nothing in this Section 9.2 shall require the Landlord to undertake any repairs or replacements having a cost in excess of the insurance proceeds actually received by the Landlord with respect to such damage or destruction and in the event such insurance proceeds are less than the cost of such repair or replacement, the Landlord’s obligations shall be governed in the first instance by the provisions of Section 9.4.

9.3

Right of Termination. Notwithstanding Section 9.2, if the damage or destruction which has occurred in or to the Building is such that in the reasonable opinion of the Architect the Premises cannot be rebuilt or made fit for the purposes of the Tenant within 120 days of the happening of the damage or destruction, this Lease shall automatically terminate on the 15th day after the determination of the Architect. If any such termination occurs, Rent shall be apportioned and paid to the date of such damage or destruction and the Tenant shall immediately deliver vacant possession of the Premises in accordance with the terms of this Lease. Each party agrees to release the other for any claims, losses, damages or costs incurred by either as a result of the termination of the Lease under this Section 9.3, including loss of Rent, profit or interruption to business, provided that a party may bring such claim if the damage or destruction giving rise to the termination is the result of the act or omission of the other party.

9.4	Destruction of Building.

(a)

Notwithstanding any other provision of this Lease, if all or any portion of the Building shall be damaged or destroyed, to the extent that the estimated costs of repairing, restoring or rebuilding it shall, by the Architect’s estimate, exceed by 10% or more the proceeds of insurance available to the Landlord for the purpose of repair, restoration or rebuilding, then the Landlord may, by notice to the Tenant given within 30 days of such damage or destruction, terminate this Lease, in which event neither the Landlord nor Tenant shall be bound to repair and the Tenant shall surrender the Premises to the Landlord within 30 days after delivery of its notice of termination and Rent shall be apportioned and paid to the date on which the Tenant delivers vacant possession of the Premises, subject to any abatement to which the Tenant may be entitled pursuant to Section 9.2.

(b)

If the Landlord is entitled to, but does not elect to terminate this Lease, the Landlord shall, following such damage or destruction, diligently repair if necessary that part of the Building damaged or destroyed (exclusive of any responsibilities of the Tenant with respect to such repair). If the Landlord elects to repair the Building, the Landlord may do so in accordance with plans and specifications other than those used in the original construction of the Building; however, any such construction shall be suitable for the Tenant’s use, shall comprise an area not less than the original construction and shall be of a quality equal to but not less than the original construction.

9.5	Architect’s Certificate. The certificate of the Architect shall bind the parties as to:

(a)	whether or not the Premises are rendered untenantable and the percentage of the area of the Premises rendered untenantable;

(b)	the date upon which either the Landlord’s or Tenant’s work of reconstruction or repair is completed or substantially completed and the date when the Premises are rendered tenantable; and,

(c)	the state of completion of any work of the Landlord or Tenant.

9.6	Expropriation. If the Building or any part thereof shall be expropriated or if any material portion of the Lands shall be expropriated by any competent authority, then:

(a)

the Landlord and the Tenant shall cooperate with each other so that the Tenant may receive such award to which it is entitled in law for relocation costs and business interruption and so that the Landlord may receive the maximum award to which it may be entitled in law for all other compensation arising from such expropriation including, without limitation, all compensation for the value of the Tenant’s leasehold interest in the Premises; and

(b)

the Landlord shall have the option, to be exercised by written notice to the Tenant, to terminate this Lease effective on the date the expropriating authority takes possession of the whole or any portion of the Building.

ARTICLE 10 -DEFAULT

10.1	Default and Remedies. If and whenever:

(a)	any Rent is in arrears and is not paid within 10 days after written demand by the Landlord;

(b)

the Tenant has breached any of its obligations in this Lease (other than the payment of Rent) and the Tenant fails to remedy such breach within 30 days (or such shorter period as may be provided in this Lease) or if such breach cannot reasonably be remedied within 30 days or such shorter period, the Tenant fails to commence to remedy and thereafter proceed diligently to remedy such breach, in each case after notice in writing from the Landlord;

(c)

the Tenant becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, assignment or arrangement with its creditors, or any steps are taken or proceedings commenced by any Person for the dissolution, winding-up or other termination of the Tenant’s existence or the liquidation of its assets;

(d)	a trustee, receiver, receiver/manager or like Person is appointed with respect to the business or assets of the Tenant;

(e)	this Lease or any of the Tenant’s assets are taken under a writ of execution;

(f)	the Tenant uses or permits the use of the Premises in contravention of the Land Use Restrictions;

(g)	any of the Landlord’s policies of insurance with respect to the Building or any part thereof are cancelled or materially adversely changed as a result of any use or occupancy of the Premises;

(h)	the Tenant adopts and/or uses any intellectual property of the Landlord, McMaster University or MIP, without first entering into an Intellectual Property License Agreement with the Landlord;

(i)

the Tenant purports to make an Assignment or give security to a third party not in compliance with this Lease; then without prejudice to any other rights which it has pursuant to this Lease or at law, the Landlord shall have the following rights and remedies, which are cumulative and not alternative:

(i)	to terminate this Lease by notice to the Tenant;

(ii)

to enter the Premises as agent of the Tenant and to re-let the Premises for whatever term, and on such terms as the Landlord in its discretion may determine and to receive the Rent therefore and as agent of the Tenant to take possession of any property of the Tenant on the Premises, to store such property at the expense and risk of the Tenant or to sell or otherwise dispose of such property in such manner as the Landlord may see fit without notice to the Tenant;

(iii)

to remedy or attempt to remedy any default of the Tenant under this Lease for the account of the Tenant and to enter upon the Premises for such purposes. No notice of the Landlord’s intention to perform such covenants need be given to the Tenant unless expressly required by this Lease. The Landlord shall not be liable to the Tenant for any loss or damage caused by acts of the Landlord in remedying or attempting to remedy such default and the Tenant shall pay to the Landlord all expenses incurred by the Landlord in connection with remedying or attempting to remedy such default;

(iv)

to recover from the Tenant all damages and expenses incurred by the Landlord as a result of any breach by the Tenant including, if the Landlord terminates this Lease, any deficiency between those amounts which would have been payable by the Tenant for the portion of the Term following such termination and the net amounts actually received by the Landlord during such period of time with respect to the Premises; and

(v)

to recover from the Tenant the full amount of the current month’s Rent together with the next 3 months’ installments of Rent; all of which shall accrue on a day-to-day basis and shall immediately become due and payable as accelerated Rent.

10.2

Distress. Notwithstanding any provision of this Lease or any provision of applicable legislation, none of the goods of the Tenant on the Premises at any time during the Term shall be exempt from levy by distress for Rent in arrears, and the Tenant waives any such exemption. If the Landlord makes any claim against the goods and chattels of the Tenant by way of distress, this provision may be pleaded as an estoppel against the Tenant in any action brought to test the right of the Landlord to levy such distress. Notwithstanding the foregoing, the Landlord covenants and agrees with the Tenant to enter into an agreement with the Tenant’s lenders, from time to time, whereby the Landlord subordinates its rights of distraint in the Tenant’s Trade Fixtures, Leasehold Improvements, equipment and inventory to those of the lender, which agreement shall be in form and content satisfactory to the Tenant’s lender.

10.3

Costs. The Tenant shall pay to the Landlord on demand all costs incurred by the Landlord, including reasonable lawyers’ fees, on a substantial indemnity basis (or full indemnity basis, if specifically stated herein), incurred by the Landlord in enforcing any of the obligations of the Tenant under this Lease.

10.4	Allocation of Payments. The Landlord may at its option apply sums received from the Tenant against any amounts due and payable by the Tenant under this Lease in such manner as the Landlord sees fit.

10.5

Survival of Obligations. All obligations of the Tenant under this Lease which remain unfulfilled at the determination of this Lease and the Landlord’s rights in respect of any failure by the Tenant to perform any of its obligations under this Lease shall survive and remain in full force and effect notwithstanding the expiration or earlier termination of the Term.

10.6

Additional Rent Deemed Rent. All Additional Rent shall be deemed to be Rent and the Landlord shall have all rights against the Tenant for default in the payment of Additional Rent as for default in the payment of Gross Rent, except as otherwise herein provided.

10.7	Landlord’s Right To Perform.

(a)

Landlord’s Right to Perform. In addition to all other remedies the Landlord may have by this Lease, at law or in equity, if the Tenant does not perform any of its obligations hereunder, the Landlord may, at its option, but without any obligation, perform any of such obligations of the Tenant, after 30 days’ notice to the Tenant or in the event of an emergency, without notice, and in such event, the cost of performing any of such obligations, plus an administrative charge of 10% of such cost, shall be payable by the Tenant to the Landlord forthwith on demand, and collectable as Additional Rent.

10.8	Additional Dispute Resolution.

Notwithstanding the remedies available to the Landlord under Section 10.1 above, in the event a party has breached a covenant under this Lease, and before the Landlord is able to exercise any remedy under Section 10. l(i) to (v) in response to a breach or default under Section 10.1(b), the parties shall attempt to resolve the dispute or breach as follows:

(a)

the Executive Director Finance and Operations of the Tenant and the AVP and CFO of the Landlord shall discuss the nature of the dispute and attempt, within 10 days of notification of the dispute, to resolve same to the mutual satisfaction of the parties;

(b)

if the representatives of the parties under Section 10.8(a) are not able to resolve the dispute within the aforementioned 10 days, the CEO of the Tenant and the Vice-President (Administration) of the Landlord shall meet and attempt to resolve the dispute within 10 days;

(c)

if the dispute is not resolved following the process under Section 10.8(a) and (b), then the parties may consider mediating the dispute with a third party neutral or arbitration of the dispute (any of which is without obligation on either party), or exercise any remedies available under this Lease or at law;

(d)

Provided that any such dispute is not resolved by the good-faith negotiations, discussions, mediations or other resolution processes set out above, the Tenant shall have the right to terminate this Lease upon ninety (90) days prior written notice, in which event the Tenant shall thereupon vacate the Premises in accordance with the requirements of this Lease.

ARTICLE 11 - STATUS STATEMENT, ATTORNMENT AND SUBORDINATION

11.1

Status Statement. Within 10 days after written request by the Landlord, the Tenant shall deliver to the Landlord, in a form supplied by the Landlord and reasonably satisfactory to the Tenant, a certificate as to the status of this Lease, the amount of Rent then being paid and the dates to which it has been paid and any other factual matters pertaining to this Lease as to which the Landlord shall request in such certificate.

11.2

Subordination. This Lease and all rights of the Tenant shall be subject and subordinate to any and all Mortgages from time to time in existence against the Lands or any part thereof. On request, the Tenant shall subordinate this Lease and its rights under the Lease to any and all Mortgages and to all advances made under such Mortgages provided the Mortgagee enters into a non-disturbance agreement with the Tenant to the effect that so long as the Tenant is not in default in any of its obligations hereunder the party to which it is subordinating its interest shall not disturb the Tenant’s possession of the Premises during the Term.

11.3

Attornment. Subject to Section 11.2, the Tenant shall promptly attorn on request to any Mortgagee, or to the registered owner of the Lands or the lessee under any Lease of all or substantially all of the Lands made by the Landlord or otherwise affecting the Lands or the purchaser on any foreclosure or sale under proceedings taken under any Mortgage, and shall recognize such Mortgagee, owner, lessee or purchaser as the Landlord under this Lease.

ARTICLE 12 - GENERAL PROVISIONS

12.1

Quiet Enjoyment. The Landlord covenants that if the Tenant pays Rent and fully observes and performs all of its obligations under this Lease, the Tenant shall, subject to the provisions of this Lease, be entitled to peaceful and quiet enjoyment of the Premises for the Term without interruption or interference by the Landlord or any Person claiming through the Landlord.

12.2

Rules and Regulations. The Tenant shall comply with all Rules and Regulations, and reasonable amendments to them, adopted by the Landlord from time to time, so long as such Rules and Regulations are not inconsistent with and do not contradict this Lease and provided that no amendments to the Rules and Regulations shall be binding on the Tenant until it shall have received fifteen (15) days prior written notice thereof. Unless any amendment is required by law, proposed amendments to the Rules and Regulations by the Landlord shall only be effected or applicable to the Tenant provided the Landlord first enters into consultations with the Tenant and such consultations shall last no longer than ten (10) business days after notice is delivered to the Tenant, unless extended by mutual agreement in writing.

12.3

Delay. Except as expressly provided in this Lease, whenever the Landlord or Tenant is delayed in the fulfillment of any obligation under this Lease, other than the payment of Rent, by an unavoidable occurrence which is not the fault of the party delayed in performing such obligation, then the time for fulfillment of such obligation shall be extended during the period in which such circumstances operate to delay the fulfillment of such obligation.

12.4

Overholding. If the Tenant remains in possession of the Premises with or without the Landlord’s consent after the end of the Term, there shall be no tacit renewal of this Lease or the Term, and the Tenant shall be deemed to be occupying the Premises as a Tenant from month to month at a monthly Gross Rent equal to 150% of the monthly amount of Gross Rent payable during the last month of the Term, and otherwise upon the same terms as set out in this Lease, if applicable to a monthly tenancy.

12.5

Waiver. If either the Landlord or Tenant excuses or condones any default by the other of any obligation under this Lease, this shall not be a waiver of such obligation in respect of any continuing or subsequent default and no such waiver shall be implied.

12.6

Registration. Neither the Tenant nor anyone claiming under the Tenant shall register this Lease or any Assignment thereof on title to the Lands without the prior written consent of the Landlord. If the Tenant or any permitted Assignor wishes to register a document evidencing this Lease, then the Landlord shall at the request and expense of the Tenant execute a notice, caveat or short form of Lease for the purposes of registration in such form as reasonably required by the Tenant and without disclosure of any terms which the Landlord does not desire to have disclosed. Such registration, if allowed by the Landlord, shall only be registered against the leasehold parcel for the Building.

12.7

Notices. Any notice, consent or other instrument which may be or is required to be given under this Lease shall be in writing and shall be delivered in person or sent by registered mail postage prepaid or transmitted by facsimile addressed to each of the Landlord and Tenant at their respective addresses and if sent by facsimile to the following numbers:

If to the Landlord:

McMASTER UNIVERSITY

Attention: Vice-President (Administration)

1280 Main Street West, Gilmour Hall Room 202

Hamilton, Ontario, L8S 4L8

If to the Tenant:

Fusion Pharamceuticals Inc.

Attention: CEO

270 Longwood Road South, Hamilton, Ontario L8P 0A6 and 1280 Main Street West, NRB-A316 Hamilton Ontario L8S 4K1 and via valliant@fusionpharma.com and contracts@fusionpharma.com

12.8

Successors and Assigns. The rights and liabilities created by this Lease extend to and bind the successors and Assigns of the Landlord and the permitted successors and Assigns of the Tenant. No rights, however, shall enure to the benefit of any Assignee unless the provisions of Article 8 are complied with.

12.9

Joint and Several Liability. If there is at any time more than one Tenant or more than one Person constituting the Tenant, their covenants shall be considered to be joint and several and shall apply to each and every one of them. If the Tenant is or becomes a partnership, each Person who is a member, or shall become a member, of such partnership or its successors shall be and continue to be jointly and severally liable for the performance of all covenants of the Tenant pursuant to this Lease, whether or not such Person ceases to be a member of such partnership or its successor.

12.10	Consent. Whenever in this Lease the consent or approval of the Landlord is required, such consent or approval will not be unreasonably withheld or delayed unless specifically stated to the contrary.

12.11

Entire Agreement. This Lease and the schedules attached set forth the entire agreement between the Landlord and Tenant concerning the Premises. There are no agreements or understandings between them other than as set out in this Lease. This Lease and its schedules may not be modified except by agreement in writing executed by the Landlord and Tenant.

12.12

Force Majeure. The parties shall not be considered in default of their obligations hereunder insofar as their performance or observance of their obligations as prevented, hindered or delayed by any act of God, war, riot, civil commotion or insurrection, act of terrorism, fire, flood or any natural disaster, government action, strikes, boycotts or other labour disputes, shortage of materials, delay in transportation, delay in delivery by vendors, suppliers, subcontractors or other like circumstances beyond their control.

12.13

Governing Law. The Landlord and the Tenant shall at all times in the performance of their respective obligations under this Lease comply with all laws, by-laws, regulations, statutes and policies of the City of Hamilton, the Province of Ontario and Dominion of Canada, applicable thereto.

12.14

Severability. Where any portion of this Lease is deemed voidable by any competent authority having jurisdiction over this Lease or any law, by-law or regulation affecting it, the offending provision shall be severed from the Lease with the remaining portions continuing to be legally valid and enforceable.

12.15	Counterparts. This Lease may be signed in counterparts, each of which is deemed to be an original and all of which shall constitute one and the same document.

12.16

Further Assurance. The Landlord and the Tenant will, from time to time, at the other’s request and expense and without further consideration, take such further action as the other may require to more effectively complete any matter provided herein.

12.17

Planning Act. The Lease, the renewal options and the transactions within it are subject to compliance with the Planning Act, R.S.O. 1990, c.P. 13, as amended, where necessary. The costs of rendering this Lease compliant with said Act shall be at the expense of the Tenant.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF the parties hereto have hereunto affixed their respective corporate seals under the hands of their respective property officers duly authorized in that behalf.

McMASTER UNIVERSITY

Per:	/s/ Roger Couldrey
Name: Roger Couldrey
Title: Vice President, Administration

Per:	/s/ Deidre (Dee) Henne
Name: Deirdre (Dee) Henne
Title: Assistant Vice-President (Administration) and Chief Financial Officer

We have authority to bind the University

FUSION PHARMACEUTICALS INC.

Per:	/s/ John Valliant
Name: John Valliant
Title: Chief Executive Officer

I/We have authority to bind the Corporation.

SCHEDULE “A”

DESCRIPTION OF THE BUILDING, THE LANDS & THE PREMISES

The Lands

The Building is situated on lands municipally known as 200-270 Longwood Road South, which Lands are legally described as follows:

Part of Lot 8 on Registrar’s Compiled Plan 1479 being Parts 1-4 on Reference Plan 62R-3576, save and except Parts 1-6 on Reference Plan 62R-19193 former Township of Barton s/t CD55731 but not the t/w therein; City of Hamilton, being all of PIN 17132-0421 (LT) together with leasehold parcel 17132-0423.

The Premises

The Premises are delineated in Red on the sketch attached hereto as Schedule A-l, being approximately 5,415 net assignable square feet of rentable area.

SCHEDULE “A-1” – SKETCH OF PREMISES

SCHEDULE “B” – DESCRIPTION OF COMMON AREAS

The Common Areas of the Building shall be considered:

1.	The reception, hallways, corridors, stairwells, elevators and staircases within the Building leading from the exterior of the Building directly to the Premises;

2.	The heating, air conditioning and air ventilation systems of the Building not located within the Premises or any other leased unit or space within the Building;

3.	Areas located beneath the base floorboard of the Premises, behind the interior walls of the Premises (excluding partition walls with the Premises), and above the ceiling of the Premises.

4.	Any designated garbage bins located on and servicing the Building;

5.	Any designated loading docks which facilitate the moving of items into the Building;

6.	Any washroom facilities, lounges, or first aid rooms not within the Premises but within the Building.

SCHEDULE “C”

PARKING

The parking rates will be as follows:

MIP Lot 2	$60.00 per month per parking spot

MIP Lot 3	$60.00 per month per parking spot

MIP Lot 4	$60.00 per month per parking spot

The following rules are incorporated into each license for the use of a parking spot:

1.	the use of the issued parking spot is pursuant to a license between the Tenant and the Landlord for the space only and does not guarantee a space reserved for the Tenant;

2.

the license is not transferable or assignable and where the Tenant plans to designate individuals or vehicles to spaces, it shall identify, at the time of issuance, those vehicles by registration with the MIP Administrative Office;

3.	any damage caused by the Tenant or its invitees to the parking lot shall be repaired by, and at the sole expense of, the Tenant;

4.	the Landlord and Gore shall not in any way be held liable for loss or damage to vehicles occasioned by the Tenant’s use of the parking space; and

5.	Prices are subject to change annually.

These rules may be amended by the Landlord at any time upon giving the Tenant notice of such amendment in writing or by posting the amendment in a public location for all Tenants and users of the Building to view.

For Users who also have McMaster University parking access privileges, reciprocal parking passes are available at the applicable rates set by McMaster from time to time for such passes with current rates set out below:

MIP/West Campus or Ward Avenue Permit	$67.80
MIP/Main Campus Permit (B, C, D, 1)	$94.00
MIP/Main Campus Permit (G, Q)	$91.00
MIP/Main Campus Permit (H, K, L)	$73.00
MIP/Underground Wilson	$120.00
MIP/Underground Stadium Permit	$101.70

One parking space outside the Nuclear Research Building (NRB) on McMaster University main campus will be provided to Tenant by Landlord for short stay requirements

SCHEDULE “D” – LANDLORD’S WORK

1.	Segregated door locks with sub-master key for each tenant

2.	Conversion of two board rooms to offices for Fusion occupancy

3.	Installation of door on corridor leading to future atrium to segregate Fusion hot work area—add card swipe to this door

4.	Installation of a partition in Organic Chemistry Rm 116 to prevent occupants from travelling between radioactive work area and non-radioactive work area

5.	Installation of hinged door with card access read for carrel cubicle room (Rm 117)

6.	Modification of Data Room 103 to accommodate Fusion IT Server

7.	Modification of Reception desk to accommodate two personnel

8.	Signage interior to BEAM for Fusion

9.	Modification to the data to create a separate network via VLAN

10.	Phone systems are VOIP and will similarly be separate for Fusion

11.	Segregate hazardous waste storage in the loading dock so each tenant has a defined lockable storage area

12.	By MIP—signage exterior to building

13.

McMaster will provide access to existing BEAM IT infrastructure, including wireless access. McMaster can also provide a server rack for Fusion use, recognizing there arc space limitations within the IT/data rooms.

SCHEDULE “E” – TENANT’S WORK

Tenant shall supply, activate and be responsible for all ongoing costs associated with telephones (VOIP).

SCHEDULE “F” – JANITORIAL SERVICES

1.

The Landlord agrees to provide the following basic Janitorial Services to the non-cGMP areas of the Premises (i.e., those areas with restricted access as designated and identified by the Tenant) and only during those times when a Tenant representative is present at the Premises:

NIGHTLY SERVICES

(a)	All non-carpeted flooring will be swept using a dust-preventive method; spillages will be removed.

(b)	All carpeting will be vacuumed in traffic lanes, meaning the area of movement by an employee to and from his/her desk and litter will be picked up in any other area.

(c)	All waste paper receptacles will be emptied, with liners replaced as necessary and if applicable.

(d)	All furniture, window ledges, and workstation partitions will be dusted to the level of five feet. Documents or papers present shall not be removed or adjusted.

(e)	Finger marks and smudges will be removed from walls, glazing, and file cabinets.

(f)	Telephones will be dusted.

(g)	All entrance doors will be locked during and after housekeeping service.

PERIODIC SERVICES

(a)	Non-carpeted floors will be spray-buffed weekly, stripped and refinished twice each year.

(b)	Carpeted floors will be thoroughly vacuumed weekly: wall-to-wall, corners and edges, desk wells, and shall be spot-cleaned weekly, spots defined as having a maximum diameter of three inches.

(c)	Vertical surfaces, such as sides of desks, tables, and filing cabinets will be hand dusted weekly.

(d)	Wall hangings (except artwork), tops of doors, high ledges and cabinets, exit signs, wall clocks and similar items will be dusted once per month.

(e)	All fabric chairs will be whisked or vacuumed monthly.

(f)	Telephones will be wiped clean monthly with a germicidal agent.

(g)	All waste receptacles will be washed monthly.

(h)	Blinds/drapes will be dusted/vacuumed twice annually, as appropriate.

(i)	Window ledges will be damp-wiped weekly.

(j)	Wax, scuff marks, or dust will be removed from baseboards weekly.

(k)	Interior glazing will be washed, on both sides, twice each year.

(l)	Recycling receptacles will be emptied and reclined as required.

2.	The Tenant shall:

(a)	be responsible for cleaning and maintaining any draperies, carpets, mats and rugs;

(b)	be responsible for cleaning and maintenance of its equipment, Trade Fixtures and Leasehold Improvements;

(c)	leave the Premises in a reasonably tidy condition at the end of each business day.

(d)	permit the Landlord’s caretaker or janitor to clean the Premises between 6:00 PM and 8:00 AM.

3.

The Janitorial Services shall be performed at the Landlord’s direction without interference by the Tenant, and the Landlord shall be excused from performance of such Janitorial Services whenever access to any part of the Premises is denied or prevented by the occupants thereof.

4.	The Landlord shall not be responsible for any act or omission on the part of the Person employed to perform such Janitorial Services.

5.	The Landlord’s Janitorial Services do not include removal of any hazardous materials, outlined in the Landlord’s Health and Safety Manual.

6.

Janitorial Services for cGMP areas of the Premises may be outsourced directly by Tenant, provided that Tenant obtains the prior written approval of the Landlord and FLWR, not to be unreasonably withheld, and which outsourcing shall be for the sole account of the Tenant.